UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2005

INFORMEDIX HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50221	88-0462762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Georgetowne Park, 5880 Hubbard Drive, Rockville, Maryland		20852-4821
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (301) 984-1566

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 22, 2005, InforMedix, Inc. a wholly-owned subsidiary of the Registrant, entered into an Exclusive Collaboration and Distribution Agreement (the “Agreement”) with invivodata, Inc. InforMedix has appointed invivodata as its exclusive worldwide distributor of the Med-eMonitor System among competitive e-Diary companies for the ePRO (electronic patient reported outcomes) market.

Under the Agreement, InforMedix will retain the right to directly market its own products. However, the parties will co-develop a strategy for marketing, distributing, servicing and supporting InforMedix’s Med-eMonitor System as part of invivodata’s suite of products offered to invivodata’s global base of pharmaceutical and biotech company clients.

As consideration for invivodata’s substantial investment of time and resources for the development and implementation of a marketing and sales plan, marketing materials, sales and business development strategies, training of personnel, auditing, testing, and integration of computer systems, and its overall coordinated effort to support the launch of the Med-eMonitor System, InforMedix has granted invivodata a limited license to use InforMedix patents and other intellectual property pursuant to the terms of the agreement.

Under the terms of the Agreement, each party has the right to terminate for any reason upon 180 days prior written notice.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits.

10.1 Exclusive Collaboration and Distribution Agreement dated as of June 22, 2005, by and between InforMedix, Inc. and invivodata, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMEDIX HOLDINGS, INC.

Date: June 28, 2005	By:	/s/
Arthur T. Healey
Chief Financial Officer